Exhibit 4

SUPPLEMENTAL PROXY AGREEMENT

This Supplemental Proxy Agreement dated November 19, 2006 relates to the Tender and Voting Agreement dated the date hereof (the “Tender Agreement”) between the undersigned parties, which is being entered into simultaneously herewith. Capitalized terms used herein without definition have the meanings stated in the Tender Agreement.

The Tender Agreement provides, among other things, for the delivery of the Proxy to Parent. However, the parties to this Supplemental Proxy Agreement do not desire or intend for the Stockholder to grant Parent the Proxy or any other form of proxy. Accordingly, the parties to this Supplemental Proxy Agreement are entering into it simultaneously with their entry into the Tender Agreement.

1. No Proxy. Notwithstanding anything in the Tender Agreement, (i) the undersigned Stockholder shall not deliver the Proxy or any other form of proxy to Parent and (ii) Parent shall not have any right, authorization or power to vote any of the undersigned Stockholder’s Shares on any matter.

2. Tender Agreement Otherwise Confirmed. Except as expressly provided in Section 1, the Tender Agreement is hereby confirmed, and shall continue in effect, in all respects in accordance with its terms.

IN WITNESS WHEREOF, the parties have entered into this Supplemental Proxy Agreement.

ACTELION US HOLDING COMPANY		STOCKHOLDER:

Individual Stockholder:

By
	Name:	Name:
Title:

Entity Stockholder:

By
Name:
Title: